Exhibit 4.1

February 27, 2006

Cranshire Capital, L.P.
666 Dundee Road
Suite 1901
Northbrook, Illinois
USA 60062
Attention:    Mitchell P. Kopin

Dear Sirs:

Re:	Generex Biotechnology Corporation - Amendments to Warrants

We make reference to (a) the common stock purchase warrant issued by Generex Biotechnology Corporation (the “Company”) to Cranshire Capital, L.P. (“Cranshire”) on October 20, 2005 pursuant to which the Company granted to Cranshire the entitlement to purchase up to 300,000 shares of the Company’s common stock at $1.20 per share, (b) the common stock purchase warrant issued by the Company to Cranshire on October 27, 2005 pursuant to which the Company granted to Cranshire the entitlement to purchase up to 309,756 shares of the Company’s common stock at $1.25 per share, (c) the common stock purchase warrant issued by the Company to Cranshire on October 27, 2005 pursuant to which the Company granted to Cranshire the entitlement to purchase up to 304,878 shares of the Company’s common stock at $1.25 per share, (d) the common stock purchase warrant issued by the Company to Cranshire on December 9, 2005 pursuant to which the Company granted to Cranshire the entitlement to purchase up to 1,829,268 shares of the Company’s common stock at $1.25 per share, and (f) the common stock purchase warrant issued by the Company to Cranshire on January 20, 2006 pursuant to which the Company granted to Cranshire the entitlement to purchase up to 952,381 shares of the Company’s common stock at $1.05 per share (collectively, the “Warrants”).

The Initial Exercise Date (as that term is defined in each of the Warrants) of each of the Warrants is expressed therein as the 181st day after the date thereof. The Company hereby confirms that, in consideration of the exercise by Cranshire of not less than 100% of the Warrants and the delivery to the Company of Notices of Exercise in respect thereof on or before the close of business on February 27, 2006, the Company has agreed to abridge the Initial Exercise Dates and to honor the aforementioned Notices of Exercise.

In addition, the Company will grant to Cranshire an additional common stock purchase warrant pursuant to which the Company will grant to Cranshire the entitlement to purchase up to 1,848,142 shares of the Company’s common stock at $3.00 per share exercisable for a period of five years from and after August 27, 2006.

Yours truly,

Generex Biotechnology Corporation

/s/ Mark A. Fletcher
Mark A. Fletcher
Executive Vice-President, General Counsel
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